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                                                                 EXHIBIT 5


                                        March 25, 1998





Omega Worldwide, Inc.
905 West Eisenhower Circle
Suite 101
Ann Arbor, Michigan 48103

         Re:    Omega Worldwide, Inc.
                Registration Statement on Form S-1

Ladies and Gentlemen:


         We have acted as counsel to Omega Worldwide, Inc., a Maryland corporation (the "Company"), in connection with the registration of 11,250,000 shares (the "Shares") of Common Stock, $0.10 par value, of the Company pursuant to a Registration Statement on Form S-1 (Registration No. 333-43417) under the Securities Act of 1933 (as amended, the "Registration Statement").


         Based upon our examination of the originals or copies of such documents, corporate records, certificate of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the Shares have been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the Registration Statement, the shares will be validly issued, fully paid and nonassessable.

         This opinion is limited to the laws of the State of Maryland and the federal laws of the United States.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement.


                                                   Very truly yours,



                                                   /s/ Mayer, Brown & Platt